Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND RIGHTS
OF THE
FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL PREFERRED
STOCK, SERIES B
($100,000 liquidation preference per share)
(par value $0.01 per share)

OF

GENERAL ELECTRIC CAPITAL CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

          The General Electric Capital Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, does hereby certify:

          The Securities and Borrowing Committee of the Board of Directors of the Corporation, in accordance with the resolutions of the Board of Directors of the Corporation dated March 15, 2012 and May 15, 2012, the Restated Certificate of Incorporation of the Corporation and applicable law, adopted the following resolution on July 24, 2012, creating a series of 17,500 shares of preferred stock, par value $0.01 per share, of the Corporation designated as “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B”:

          RESOLVED, that pursuant to the authority granted to and vested in the Securities and Borrowing Committee of the Board of Directors of General Electric Capital Corporation (the “Corporation”), by the Board of Directors of the Corporation at meetings held on March 15, 2012 and May 15, 2012, the Restated Certificate of Incorporation of the Corporation, the Bylaws of the Corporation and applicable law, a series of preferred stock, par value $0.01 per share, of the Corporation be, and hereby is, created and designated as the “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B” and the Securities and Borrowing Committee hereby fixes and determines the number of shares, the designations, voting power and the preferences and relative, participations, optional or special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series as set forth below:

RIGHTS AND PREFERENCES

          Section 1. Designation. A series of preferred stock designated the “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B” (hereinafter called “Series B Preferred Stock”) is established and the authorized number of shares that shall constitute such series is 17,500 shares, $0.01 par value per share and having a liquidation preference of $100,000 per share. Such number of shares may be increased or decreased by resolution of the Board of Directors (or a duly authorized committee thereof); provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. The

“original issue date” of the shares of Series B Preferred Stock shall be the first date that shares of Series B Preferred Stock are issued. Shares of outstanding Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

          Section 2. Ranking. The shares of Series B Preferred Stock shall rank:

          (a) senior, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up, to the common stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks junior to the Series B Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of the Corporation, as the case may be (collectively, such common and such other capital stock, “Junior Securities”); and

          (b) on a parity, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up, with any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks junior to the Series B Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of the Corporation, as the case may be (collectively, such other capital stock, “Parity Securities”).

          The Series B Preferred Stock shall rank on a parity, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up, with the Corporation’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A.

          The Corporation may authorize and issue additional shares of Junior Securities and Parity Securities without the consent of the holders of the Series B Preferred Stock. The Corporation may not issue any class or series of capital stock of the Corporation that, by its terms, expressly provides that it ranks senior to the Series B Preferred Stock with respect to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up of the Corporation, as the case may be.

          Section 3. Dividends. (a) Holders of Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of assets legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of the Series B Preferred Stock at a rate equal to (1) 6.250% per annum for each semi-annual Series B Dividend Period from the original issue date of the Series B Preferred Stock to, but excluding, December 15, 2022 (the “Fixed Rate Period”), and (2) three-month LIBOR plus a spread of 4.704% per annum, for each quarterly Series B Dividend Period from December 15, 2022 to, but not including, the redemption date of the Series B Preferred Stock, if any (the “Floating Rate Period”). In the event the Corporation issues additional shares of the Series B Preferred Stock after the original issue date, any dividends on such additional shares shall accrue from the issue date of such additional shares.

          References to the “accrual” (or similar terms) of dividends in this Certificate of Designations refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

          (b) When, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, dividends will be payable on the Series B Preferred Stock on the following dates (each such date, a “Series B Dividend Payment Date”): during the Fixed Rate Period, dividends will be payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2012 and ending on December 15, 2022; and during the Floating Rate Period, dividends will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2023. In the event that any Series B Dividend Payment Date during the Fixed Rate Period on which dividends would otherwise be payable is not a Business Day, the Series B Dividend Payment Date will be postponed to the next day that is a Business Day, without any adjustment to the dividend amount. In the event that any Series B Dividend Payment Date during the Floating Rate Period on which dividends would otherwise be payable is not a Business Day, the Series B Dividend Payment Date will be postponed to the next day that is a Business Day and dividends will accrue to, but excluding, the date dividends are paid. However, if the postponement would cause the Series B Dividend Payment Date to fall in the next calendar month during the Floating Rate Period, the Series B Dividend Payment Date will instead be brought forward to the immediately preceding Business Day. A “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

          (c) Dividends will be payable to holders of record of Series B Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Series B Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series B Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.

          (d) A “Series B Dividend Period” is the period from and including a Series B Dividend Payment Date to, but excluding, the next Series B Dividend Payment Date (without giving effect during the Fixed Rate Period to any adjustment of the Series B Dividend Payment Date because any such date is not a Business Day), except that the initial Series B Dividend Period during the Fixed Rate Period will commence on and include the original issue date of Series B Preferred Stock. Dividends payable on Series B Preferred Stock for the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series B Preferred Stock for the Floating Rate Period will be computed based on the actual number of days in a Series B Dividend Period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series B Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the redemption (which would include a default in the payment of the redemption price) of the shares of Series B Preferred Stock called for redemption.

          (e) The dividend rate for each Series B Dividend Period in the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the Series B Dividend Period, which date is the “dividend determination date” for the Series B Dividend Period. The calculation agent then will add the spread of 4.704% per annum to the three-month LIBOR as determined on the dividend determination date. Absent manifest error, the calculation agent’s determination of the dividend rate for a Series B Dividend Period for the Series B Preferred Stock will be binding and conclusive on holders of Series B Preferred Stock, the transfer agent and the Corporation. The calculation agent will notify the Corporation of each determination of the dividend rate and will make the dividend rate available to any stockholder upon request. A “London banking day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

          The “calculation agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series B Preferred Stock is outstanding, a person or entity appointed and serving as such agent. The calculation agent may be a person or entity affiliated with the Corporation.

          The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” at approximately 11:00 a.m., London time, on the relevant dividend determination date. If no offered rate appears on Reuters screen page “LIBOR01” on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, after consultation with the Corporation, will select four major banks (which may include affiliates of the underwriters of the Series B Preferred Stock) in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward, if necessary, to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent, after consultation with the Corporation, will select three major banks (which may include affiliates of the underwriters of the Series B Preferred Stock) in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable Series B Dividend Period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward, if necessary, to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next Series B Dividend Period will be equal to three-month LIBOR in effect for the then-current Series B Dividend Period.

          (f) Dividends on the Series B Preferred Stock will not be cumulative and will not be mandatory. If the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors does not declare a dividend on the Series B Preferred Stock in respect of a Series B Dividend Period, then no dividend shall be deemed to have accrued for such Series B Dividend Period, be payable on the applicable Series B Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series B Dividend Period, whether or not the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors declares a dividend for any future Series B Dividend Period on the Series B Preferred Stock or any other series of the Corporation’s preferred stock or the Corporation’s common stock.

          (g) While the Series B Preferred Stock remains outstanding, unless, in each case, the full dividends for the preceding Series B Dividend Period on all outstanding shares of Series B Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

                    (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Securities (other than (i) a dividend payable solely in Junior Securities or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption, repurchase or exchange of any rights under any such plan);

                    (2) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation) (other than (i) as a result of a reclassification of Junior Securities for or into other Junior Securities, (ii) the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Junior Securities pursuant to a contractually binding requirement to buy Junior Securities existing prior to the preceding Series B Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged); and

                    (3) no shares of Parity Securities shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) pursuant to offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such Parity Securities; (ii) by conversion into or exchange for Junior Securities; (iii) as a result of a reclassification of Parity Securities for or into other Parity Securities; (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Securities; (v) purchases, redemptions or other acquisitions of shares of the Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; or (vi) the purchase of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged).

          For the avoidance of doubt, nothing in this paragraph (g) shall limit the Corporation from taking any of the actions set forth in this paragraph (g) after the original issue date of the Series B Preferred Stock and prior to the first Series B Dividend Payment Date.

          (h) When dividends are not paid in full upon the shares of Series B Preferred Stock and any Parity Securities, all dividends declared upon shares of Series B Preferred Stock and any Parity Securities will be declared on a proportional basis so that the ratio of dividends to be declared on the Series B Preferred Stock for the then-current Series B Dividend Period to dividends to be declared on any Parity Securities is the same as the ratio of accrued but undeclared dividends on the Series B Preferred Stock for the then-current Series B Dividend Period to accrued but undeclared dividends, including any accumulations in the case of Parity Securities that accrue cumulative dividends, on any Parity Securities.

          (i) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors, may be declared and paid on the Corporation’s Junior Securities and the Corporation’s Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series B Preferred Stock shall not be entitled to participate in any such dividend.

          Section 4. Liquidation. (a) Upon any liquidation, dissolution or winding up of the business and affairs of the Corporation, either voluntarily or involuntarily, holders of Series B Preferred Stock are entitled to receive a liquidating distribution of $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, out of assets of the Corporation available for distribution to stockholders before the Corporation makes any distribution of assets to the holders of the Corporation’s Junior Securities. Distributions will be made only to the extent of the Corporation’s assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series B Preferred Stock and pro rata as to the Series B Preferred Stock and any other shares of the Corporation’s stock ranking equally as to such distribution. Holders of Series B Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

          (b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series B Preferred Stock and all holders of any Parity Securities, the amounts paid to the holders of Series B Preferred Stock and any Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series B Preferred Stock and any Parity Securities, the holders of the Corporation’s Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

          (c) For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series B Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the business and affairs of the Corporation.

          Section 5. Redemption. (a) The Series B Preferred Stock is perpetual and has no maturity date. The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Corporation may redeem, out of lawfully available funds, the Series B Preferred Stock at the option of the Corporation, in whole or in part, from time to time, on any Series B Dividend Payment Date on or after December 15, 2022, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Notwithstanding the foregoing, at the option of the Corporation at any time within 90 days following a Regulatory Capital Treatment Event, the Corporation may redeem all (but not less than all) of the shares of the Series B Preferred Stock at the time outstanding, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of Series B Preferred Stock called for redemption up to but not including the redemption date, upon notice given as provided in Subsection (b) below.

          A “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series B Preferred Stock; (ii) any proposed amendment to, or change in, those laws or regulations that is announced after the initial issuance of any share of Series B Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series B Preferred

Stock, such that, in any such case, there is more than an insubstantial risk that the (a) full liquidation preference of the shares of Series B Preferred Stock outstanding from time to time would not qualify as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve Board (or other appropriate successor federal banking agency), as in effect from time to time, or (b) Corporation would not be able to utilize the full liquidation value of the shares of Series B Preferred Stock then outstanding in satisfaction of capital adequacy requirements of the Federal Reserve Board (or other appropriate successor federal banking agency) to which the Corporation is subject, in either case, for as long as any share of Series B Preferred Stock is outstanding. Dividends will cease to accrue on those shares on the redemption date.

          (b) If shares of Series B Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series B Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series B Preferred Stock are held in book-entry form through The Depository Trust Company, or “DTC”, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Series B Preferred Stock to be redeemed from the holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series B Preferred Stock has been duly given and if the funds necessary for such redemption have been irrevocably set aside by the Corporation for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends without accumulation of any undeclared dividends.

          (c) In case of any redemption of only part of the shares of Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of the Series B Preferred Stock shall be redeemed from time to time.

          (d) The holders of Series B Preferred Stock do not have the right to require the redemption or purchase by the Corporation of the Series B Preferred Stock.

          (e) Any redemption or purchase of the Series B Preferred Stock by the Corporation is subject to the Corporation’s receipt of any required prior approval from the Federal Reserve Board and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve Board applicable to redemption or purchase by the Corporation of the Series B Preferred Stock.

          Section 6. Voting Rights. (a) Except as provided below or as expressly required by law, the holders of shares of Series B Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Corporation’s common stock.

          (b) Each share of the Series B Preferred Stock will have one vote whenever it is entitled to voting rights. If the Corporation redeems or calls for redemption all outstanding shares of Series B Preferred Stock and irrevocably deposits in trust sufficient funds to effect such redemption, the shares of the Series B Preferred Stock will not be deemed outstanding for the purpose of voting and the voting provisions with respect to the Series B Preferred Stock shall not apply.

          (c) If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series B Preferred Stock or any other series of preferred stock upon which equivalent voting rights have been conferred for three semi-annual or six quarterly Series B Dividend Periods, whether or not consecutive, the number of directors shall automatically be increased by two at the Corporation’s first annual meeting of the stockholders held thereafter, and shall remain increased until continuous noncumulative dividends for at least one year on all outstanding shares of Series B Preferred Stock and any other series of preferred stock upon which equivalent voting rights have been conferred shall have been paid, or declared and set apart for payment, in full. At such annual meeting, the holders of the Series B Preferred Stock and all series of other preferred stock upon which equivalent voting rights have been conferred, shall have the right, voting as a class, to elect such two additional members of the Board of Directors to hold office for a term of one year. Upon the payments, or the declarations and setting apart for payments, in full, of continuous noncumulative dividends for at least one year on all outstanding Series B Preferred Stock and any other series of preferred stock upon which equivalent voting rights have been conferred, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall automatically be reduced by two, and such voting right of the holders of shares of the Series B Preferred Stock and such other series of preferred stock upon which equivalent voting rights have been conferred shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for three semi-annual or six quarterly Series B Dividend Periods, whether or not consecutive, as described above.

          The holders of shares of Series B Preferred Stock, together with holders of shares of other preferred stock entitled to elect members of the Board of Directors, voting together as a class, may remove and replace (without cause) either of the members of the Board of Directors they elected. If the office of either such member of the Board of Directors becomes vacant for any reason other than removal, the remaining member of the Board of Directors may choose a successor who will hold office for the unexpired term of the vacant office.

          (d) For purposes of the voting rights provided under Section 242(b)(2) of the Delaware General Corporation Law, the granting of additional voting rights to holders of the Series B Preferred Stock shall be deemed to not adversely affect the powers, preferences or special rights of the holders of shares of the Series B Preferred Stock and shall be permitted without the consent or vote of any such holders.

          Section 7. Conversion Rights. The Series B Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Corporation.

          Section 8. Preemptive Rights. The holders of shares of Series B Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

          Section 9. Purchase. The Corporation may purchase and sell Series B Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation (or any duly authorized committee of the Board of Directors of the Corporation) may determine.

          Section 10. Certificates. Except as otherwise expressly provided below, the Series B Preferred Stock shall be issued solely in the form of one or more permanent global stock certificates (each a “Global Certificate”) registered in the name of the Depositary or a nominee thereof and delivered to such Depositary or nominee thereof or custodian therefor. No Global Certificate may be exchanged in whole or in part for certificates registered, and no transfer of a Global Certificate in whole or in part may be registered, in the name of any person other than the Depositary for such Global Certificate or a nominee thereof unless (A) such Depositary (i) has notified the Corporation that it is unwilling or unable to continue its services as Depositary for such Global Certificate and no successor Depositary has been appointed within 90 days after such notice or (ii) ceases to be a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when the Depositary is required to be so registered to act as the depositary and so notifies the Corporation, and no successor Depositary has been appointed within 90 days after such notice or the Corporation becoming aware that the Depositary is no longer so registered or (B) the Corporation determines at any time that the Series B Preferred Stock shall no longer be represented by Global Certificates and shall inform such Depositary of such determination. In the event of the occurrence of any of the events specified in the preceding sentence, the Corporation will promptly make available to the transfer agent a reasonable supply of certificates for the Series B Preferred Stock in definitive, fully registered form.

For purposes of the foregoing, “Depositary” means a “clearing agency” registered under Section 17A of the Exchange Act that is designated by the Corporation to act as depositary for the Series B Preferred Stock.

Global Certificates may include legends in substantially the following form and/or such other notations, legends or endorsements required by law, stock exchange rules, the Depositary or agreements to which the Corporation is subject:

“THIS STOCK CERTIFICATE IS A PERMANENT GLOBAL STOCK CERTIFICATE WITHIN THE MEANING OF THE CERTIFICATE OF DESIGNATIONS AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (A NEW YORK CORPORATION) OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY. THIS CERTIFICATE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE CERTIFICATE OF DESIGNATIONS AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY TO A NOMINEE OF THE DEPOSITORY TRUST COMPANY OR BY A NOMINEE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITORY TRUST COMPANY OR ANOTHER NOMINEE OF THE DEPOSITORY TRUST COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS

IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 25th day of July, 2012.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Kathryn A. Cassidy

Name:	Kathryn A. Cassidy
Title:	Senior Vice President, Corporate
Treasury and Global Funding
Operation